Exhibit H

Execution Version

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of January 7, 2021, by and between SMART Global Holdings, Inc. a Cayman Islands exempted company (the “Acquiror”) and Silver Lake Partners III Cayman (AIV III), L.P., a Cayman Islands exempted limited partnership, Silver Lake Technology Investors III Cayman, L.P., a Cayman Islands exempted limited partnership, Silver Lake Sumeru Fund Cayman, L.P., a Cayman Islands exempted limited partnership, and Silver Lake Technology Investors Sumeru Cayman, L.P., a Cayman Islands exempted limited partnership (each, a “Seller” and together, the “Sellers”).

WHEREAS, the Sellers own certain Ordinary Shares (the “Shares”), $0.03 par value per share, of the Acquiror;

WHEREAS, the Acquiror desires to purchase from the Sellers, and each of the Sellers desire to sell, severally and not jointly, to the Acquiror, the number of Shares set forth opposite such Seller’s name on Schedule I hereto (collectively, the “Purchased Shares”), on the terms and subject to the conditions set forth herein (such purchase and sale, the “Transaction”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the parties hereby agree as follows:

1.    Subject to the terms and conditions of this Agreement, at the closing of the Transaction (the “Closing”), the Acquiror agrees to purchase from the Sellers, and each of the Sellers agree, severally and not jointly, to sell, convey, transfer and deliver to the Acquiror, the number of Purchased Shares set forth opposite such Seller’s name on Schedule I hereto, free of any Encumbrances at a price per Purchased Share of $40.30, resulting in a total purchase price of $44,330,000. The aggregate amount of cash consideration to be paid by the Acquiror to the Sellers hereunder is referred to herein as the “Cash Consideration”.

2.    The Closing shall take place at the offices of Simpson Thacher & Bartlett LLP located at 2475 Hanover Street, Palo Alto, California 94304 at 9:00 a.m. New York time on January 15, 2021, or on such later date as may be agreed to in writing by the Acquiror and the Sellers. At the Closing, (i) the Acquiror shall deliver the Cash Consideration payable to each respective Seller to such Seller’s account as shown on Schedule II hereto, or as otherwise provided in writing by such Seller to the Acquiror, by wire transfer of immediately available funds and (ii) each Seller shall deliver to the Acquiror, in a form and manner reasonably acceptable to the Acquiror, all of its Purchased Shares, as set forth on Schedule I hereto, free and clear of all Encumbrances, together with any further documents or instructions, including, if appropriate, stock powers duly endorsed blank.

3.    Notwithstanding anything in this Agreement to the contrary, the obligations of each Seller hereunder are several (and not joint or joint and several).

4.    Each party shall execute such other documents and instruments and take such other actions as are reasonably requested by another party hereto to carry out the provisions hereof and the transactions contemplated hereby.

5.    Each Seller hereby represents and warrants, severally and not jointly, to the Acquiror as of the date hereof and as of the Closing that:

(a)    (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; has the full right, power and authority to enter into and perform its obligations under this Agreement; and all action on the part of the Seller necessary for the execution of this Agreement and the performance of its obligations hereunder has been taken; and (ii) this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and general equitable principles, regardless of whether considered in a proceeding in equity or at law.

(b)    (i) it has, and at the Closing will have, good, valid and marketable title to all of the Purchased Shares being sold hereunder by such Seller, free of any Encumbrances, and such Seller is not required to obtain the approval of any person or governmental agency or organization to effect the sale of such Purchased Shares, other than any Encumbrances that will be released and approvals that will be obtained prior to delivery of such Purchased Shares to the Acquiror; and (ii) immediately following the consummation of the sale of the applicable Purchased Shares to the Acquiror, good, valid and marketable title to such Purchased Shares shall vest in the Acquiror, free of any Encumbrances. For purposes of this Agreement, “Encumbrance” means any security interest, claim, pledge, lien, charge, voting agreement, proxy, mortgage, conditional sale agreement, title retention agreement, right of first refusal or offer or adverse claim, other than restrictions arising under securities laws.

(c)    it is not and will not become a party to any agreement, arrangement or understanding with any Person that could result in the Acquiror having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement. For purposes of this Agreement, “Person” means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

6.    The Acquiror hereby represents and warrants to each Seller as of the date hereof and as of the Closing that:

(a)    (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; has the full right, power and authority to enter into and perform its obligations under this Agreement; and all action on the part of the Acquiror necessary for the execution of this Agreement and the performance of its obligations hereunder has been taken; and (ii) this Agreement constitutes the valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and general equitable principles, regardless of whether considered in a proceeding in equity or at law.

(b)    it is not and will not become a party to any agreement, arrangement or understanding with any Person that could result in the Sellers having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

7.    The Acquiror hereby represents and warrants to each Seller that its board of directors or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), has approved this Agreement and the transactions contemplated hereby for the express purpose of exempting each Seller, its affiliates and any representative of such Seller or any such affiliate who serves as a member of the Acquiror’s board of directors (for such Seller and/or its affiliates, to the extent such persons may be deemed to be “directors by deputization”) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

8.    No party may assign its respective rights or delegate its respective obligations under this Agreement, whether by operation of law or otherwise, and any assignment by the Acquiror or any Seller in contravention hereof shall be null and void.

9.    Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the closing of the transactions contemplated by this Agreement.

10.    All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), sent via electronic mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Sellers, to:

c/o Silver Lake

55 Hudson Yards

550 West 34th Street, 40th Floor

New York, NY 10001

Attention:             Andrew J. Schader

Email:                    andy.schader@silverlake.com

Fax:                       +1 (212) 981-3535

with a copy (which shall not constitute notice), to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention:             Daniel N. Webb

Email:                    dwebb@stblaw.com

Fax:                       +1 (650) 251-5002

if to the Acquiror, to:

SMART Global Holdings, Inc.

c/o Maples Corporate Services Limited

P.O. Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

and

SMART Global Holdings, Inc

39870 Eureka Drive

Newark, CA 94560

Attention:             Bruce Goldberg

Email:                    bruce.goldberg@smartm.com

with a copy (which shall not constitute notice), to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention:             Alan F. Denenberg

Email:                    alan.denenberg@davispolk.com

Fax:                       +1 (650) 752-2111

All notices and other communications shall be deemed to have been given: (i) when received if given in person; (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission or email attachment at the email address set forth above; (iii) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; or (iv) one business day after being deposited with a reputable overnight courier.

11.    This Agreement may be executed in two or more counterparts (including by electronic or digital signatures), each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including by means of electronic delivery or facsimile (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes).

12.    No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the parties. No provision of this Agreement may be waived except in writing signed by an authorized representative of the party against whom the waiver is to be effective. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

13.    The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Supreme Court of the State of New York, County of New York or

the United States Federal District Court sitting for the Southern District of New York (and appellate courts thereof) (“Selected Courts”), in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of such Selected Courts in the event any dispute arises out of this Agreement or the transaction contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such Selected Courts, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law. To the extent that any party hereto has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, such party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, such immunity in respect of any action, proceeding, counterclaim or dispute arising out of this Agreement or the transaction contemplated by this Agreement. This Agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the State of New York applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first set forth above.

ACQUIROR:

SMART GLOBAL HOLDINGS, INC.

By:	/s/ Bruce Goldberg

Name:	Bruce Goldberg
Title:	Vice President and Chief Legal Officer

[Signature Page to Securities Purchase Agreement]

SELLERS:

SILVER LAKE PARTNERS III CAYMAN (AIV III), L.P.

By: Silver Lake Technology Associates III Cayman, L.P., its general partner

By: Silver Lake (Offshore) AIV GP III, Ltd., its general partner

By:	/s/ Kenneth Hao
Name: Kenneth Hao
Title: Director

SILVER LAKE TECHNOLOGY INVESTORS III CAYMAN, L.P.

By: Silver Lake Technology Associates III Cayman, L.P., its general partner

By: Silver Lake (Offshore) AIV GP III, Ltd., its general partner

By:	/s/ Kenneth Hao

Name: Kenneth Hao
Title: Director

[Signature Page to Securities Purchase Agreement]

SILVER LAKE SUMERU FUND CAYMAN, L.P.

By: Silver Lake Technology Associates Sumeru Cayman, L.P., its general partner

By: SLTA Sumeru (GP) Cayman, L.P., its general partner

By: Silver Lake Sumeru (Offshore) AIV GP, Ltd., its general partner

By:	/s/ Paul Mercadante

Name: Paul Mercadante
Title: Director

SILVER LAKE TECHNOLOGY INVESTORS SUMERU CAYMAN, L.P.

By: Silver Lake Technology Associates Sumeru Cayman, L.P., its general partner

By: SLTA Sumeru (GP) Cayman, L.P., its general partner

By: Silver Lake Sumeru (Offshore) AIV GP, Ltd., its general partner

By:	/s/ Paul Mercadante
Name: Paul Mercadante
Title: Director

[Signature Page to Securities Purchase Agreement]

Schedule I

Seller	Purchased Shares
Silver Lake Partners III Cayman (AIV III), L.P.	729,403
Silver Lake Technology Investors III Cayman, L.P.	3,930
Silver Lake Sumeru Fund Cayman, L.P.	362,256
Silver Lake Technology Investors Sumeru Cayman, L.P.	4,411

Total	1,100,000